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EXHIBIT 10(O)



Amendment to the Exclusive Manufacturing/Marketing Agreement between Good Mind Industries and Pico Macom, Inc., dated April 26, 1989:

A. The Exclusive Manufacturing/Marketing Agreement is extended for the three year period ending May 1, 1998. Pico Macom Inc. agrees to purchase exclusive products with minimum quantities to be specified for each year of the Agreement. To enable Good Mind to plan its monthly manufacturing requirements, Pico Macom will periodically update a twelve month forecast for key items.

B. Either party shall have the right to terminate this Agreement with one year notice. In the event of a termination notice, neither party will violate the exclusivity agreement in this contract.

C. Both parties agree that Good Mind Industries has the primary responsibility for engineering, design and manufacturing for products on the exclusive list.

D. During the past few years, technology changes have begun to impact the worldwide cable TV and SMATV markets. In order to respond to customer requests, Pico Macom employees and contractors may design products to meet the needs of different markets. For products totally developed by Pico Macom Inc. employees and contractors, both parties agree that Good Mind may be an Original Equipment Manufacturer (OEM) which will manufacture products in accordance with PMI's specifications. Good Mind agrees that when it is functioning as an OEM, it will receive information which is proprietary to Pico Macom Inc. Good Mind agrees to not disclose or use this information in any manner except as directed by Pico Macom Inc. OEM products will be included on a separate schedule.

E. Both parties agree that maintaining a continuous flow of product is essential. Therefore, both parties agree to establish procedures to ensure product flow in the event that a catastrophe interrupts shipments from Good Mind to Pico Macom for more than 30 days. Catastrophes include such items as natural disasters, acts of war, or labor disruptions. In the event of a catastrophe, Good Mind, if able, will work with Pico Macom personnel to arrange for alternative manufacturing

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facilities or alternative sources of supply.  If needed, Good Mind will make available all manufacturing parts lists, drawings and assembly instructions to allow manufacturing operating to begin at an alternate site or facility until Good Mind can resume their manufacturing operations.



PICO MACOM INC.                              GOOD MIND INDUSTRIES

Date: April 10, 1995                         Date: March 28, 1995
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 Everett T. Keech                             Y. T. Ho
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 Chairman and CEO                             General Manager
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